Exhibit 99.1

MADISON SQUARE GARDEN SPORTS CORP. REPORTS
FOURTH QUARTER AND FISCAL 2020 RESULTS

NEW YORK, N.Y., August 14, 2020 - Madison Square Garden Sports Corp. (NYSE: MSGS) today reported financial results for the fourth quarter and fiscal year ended June 30, 2020. On April 17, 2020, The Madison Square Garden Company completed the spin-off of its entertainment businesses into a new company named Madison Square Garden Entertainment Corp. ("MSG Entertainment") and changed its name to Madison Square Garden Sports Corp. (“the Company” or "MSG Sports").
For all periods through the date of the spin-off, the financial results of the entertainment businesses previously owned and operated by the Company through its MSG Entertainment segment, as well as the sports booking business previously owned and operated by the Company through its MSG Sports segment, are reflected as discontinued operations. In addition, results from continuing operations through April 17, 2020 include certain corporate overhead expenses that the Company did not incur after the spin-off date and does not expect to incur in future periods, but did not meet the criteria for inclusion in discontinued operations. The financial results of the Company for the period after the spin-off date (April 18, 2020 through June 30, 2020) reflect the Company’s results on a standalone basis.

Results for the fourth quarter and fiscal year ended June 30, 2020 reflect the impact of the COVID-19 pandemic. When the NBA and NHL regular seasons were suspended in March, the Knicks had 16 games remaining, including eight home games; and the Rangers had 12 games remaining, including five home games. Both leagues have resumed play, and while the Knicks were not part of the NBA’s re-start in the Orlando bubble, the Rangers were part of the NHL’s return in the hub cities of Toronto and Edmonton. Based on the completion of the 2019-20 seasons, the Company would recognize both NBA and NHL national media rights fees related to those seasons in the first quarter of fiscal 2021.

For fiscal 2020, the Company generated $603.3 million in revenues, a 17% decrease as compared to the prior year. In addition, the Company had an operating loss of $93.9 million and an adjusted operating loss of $27.5 million, compared to an operating loss of $58.2 million and adjusted operating income of $11.2 million in the prior year.(1)

On a pro forma basis for fiscal 2019, which was the last full fiscal year of operations before the impact of the COVID-19 pandemic, the Company generated $695.3 million in revenues, $25.4 million in operating income and $95.5 million in adjusted operating income.(1)(2)

For the fiscal 2020 fourth quarter, the Company reported negative revenues of $7.0 million, as compared to revenues of $68.2 million in the prior year quarter. In addition, the Company had an operating loss of $44.9 million and an adjusted operating loss of $33.6 million in the fiscal 2020 fourth quarter, compared to an operating loss of $56.0 million and an adjusted operating loss of $38.3 million in the prior year quarter.

Madison Square Garden Sports Corp. President and CEO Andrew Lustgarten said: “We remain confident in our Company's future prospects and are comfortable that we have the financial flexibility to navigate through this period of uncertainty. The strong response from fans to the return of the NBA and NHL this summer has, once again, reminded us of the power and popularity of sports. And with a portfolio that features some of the most recognized brands in professional sports, we believe our business is well-positioned to drive long-term growth and value creation for our shareholders.”

Results from Operations
Results for the quarter and year ended June 30, 2020 and 2019 are as follows:

	Three Months Ended				Twelve Months Ended
	June 30,		Change		June 30,		Change
$ millions	2020	2019	$	%	2020	2019	$	%
Revenues	$(7.0)	$68.2	$(75.1)	NM	$603.3	$729.4	$(126.1)	(17)%
Operating loss	$(44.9)	$(56.0)	$11.0	20%	$(93.9)	$(58.2)	$(35.7)	(61)%
Adjusted operating income (loss)	$(33.6)	$(38.3)	$4.7	12%	$(27.5)	$11.2	$(38.7)	NM
Note: Does not foot due to rounding

(1)	See page 3 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

(2)
Pro forma results are derived from the Company’s unaudited pro forma condensed combined financial statements included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 23, 2020 and reflect adjustments related to the spin-off of MSG Entertainment, as well as certain adjustments that are incremental to those related to the spin-off (including arrangements we entered into with MSG Entertainment), as if the spin-off had occurred on July 1, 2018. The unaudited pro forma condensed combined financial statements should not be considered representative of the Company’s future consolidated results of operations. See Page 5 for additional information regarding the pro forma results.

Summary of Reported Results from Continuing Operations
For the fiscal 2020 fourth quarter, the Company reported negative revenues of $7.0 million, a decrease of $75.1 million as compared to the prior year period. The overall decrease in revenue was primarily due to the suspension of the 2019-20 NBA and NHL regular seasons.

League distributions decreased $35.7 million as compared to the prior year quarter. Due to the suspension of the NBA and NHL regular seasons, a portion of national media rights fees that was recognized during the first nine months of fiscal 2020 was reversed in the fiscal 2020 fourth quarter. Based on the completion of the 2019-20 NBA and NHL seasons, the Company would recognize the remainder of national media rights fees related to those seasons in the first quarter of fiscal 2021.

Ticket-related revenue, suite license fees, sponsorship and signage revenues and food, beverage and merchandise sales decreased a combined $38.1 million, as compared to the prior year quarter, primarily due to the suspensions of the NBA and NHL regular seasons.

Local media rights fees from MSG Networks decreased $3.1 million as compared to the prior year quarter, primarily reflecting the Knicks and Rangers being unable to deliver for broadcast the contractually-obligated minimum threshold of games for the 2019-20 seasons. This decrease was partially offset by contractual rate increases. As a result of the Rangers' participation in the Stanley Cup Qualifiers, the Company will recognize additional local media rights fees in the first quarter of fiscal 2021.

For the fiscal 2020 fourth quarter, the Company recorded a $17.6 million credit in direct operating expenses as compared to $34.2 million in direct operating expenses in the prior year period. Net provisions for league revenue sharing expense and NBA luxury tax resulted in a $42.7 million credit in the current year quarter as compared to $6.2 million in expenses in the prior year period. This primarily reflects higher estimated net player escrow recoveries and lower estimated revenue sharing expense for the 2019-20 seasons due to the impact of the regular season suspensions and the leagues' return-to-play format. Based on the completion of the NBA and NHL seasons, in the first quarter of fiscal 2021 the Company would recognize a portion of revenue sharing expense, net of escrow recoveries, as well as team personnel compensation, that would have otherwise been recognized in fiscal 2020.

For the fiscal 2020 fourth quarter, selling, general and administrative expenses were $53.4 million, a decrease of 37%, or $31.2 million, as compared to the prior year period primarily due to lower corporate overhead costs.  This primarily reflects the absence of certain corporate expenses in the period following the completion of the spin-off (April 18, 2020 through June 30, 2020). The Company did not incur these expenses after the spin-off date and does not expect to incur these costs in future periods. However, these costs did not meet the criteria for inclusion in discontinued operations for the periods prior to the spin-off date. The overall decrease in expenses was partially offset by corporate costs incurred during the period following the spin-off, higher professional fees and an increase in employee compensation and related benefits.

Fiscal 2020 fourth quarter operating loss of $44.9 million decreased 20%, or $11.0 million, and adjusted operating loss of $33.6 million decreased by 12%, or $4.7 million. This primarily reflects lower direct operating expenses and selling, general and administrative expenses, partially offset by the decrease in revenues.

Other Matters
As of June 30, 2020, the Company had $293 million of liquidity, comprised of the following components:

•	$78 million of cash and cash equivalents,

•	$200 million in borrowing capacity under two delayed draw term loan facilities with MSG Entertainment; and

•	$15 million available under an unsecured revolving credit facility associated with the New York Knicks.
Total debt outstanding under the Company's New York Knicks and New York Rangers senior secured revolving credit facilities was $350 million.

As of June 30, 2020, the Company's current deferred revenue obligations were approximately $126 million. Of this amount, approximately $61 million is related to the 2019-20 NBA and NHL seasons, including approximately $42 million associated with national media rights fees. Based on the completion of the 2019-20 NBA and NHL seasons, the Company would recognize these fees in the first quarter of fiscal 2021. The balance of deferred revenue obligations related to the 2019-20 seasons is comprised of suites and sponsorships, which will be addressed, to the extent necessary, through credits, make-goods and/or refunds, as applicable.

With the ongoing uncertainty due to COVID-19, earlier this month, the Company implemented cost-reduction measures designed to preserve cash until the Company is able to fully resume operations. These measures included workforce reductions, limits on third-party vendor use and additional cuts to discretionary spending.

The Company will host its earnings conference call today, beginning at 10:30 a.m. ET.  Going forward, the Company will host two earnings conference calls a year - one for its fiscal second quarter, and one for its fiscal fourth quarter - which will allow for a mid-season update, followed by a full-season review.

About Madison Square Garden Sports Corp.
Madison Square Garden Sports Corp. (MSG Sports) is a leading professional sports company, with a collection of assets that includes: the New York Knicks (NBA) and the New York Rangers (NHL); two development league teams - the Westchester Knicks (NBAGL) and the Hartford Wolf Pack (AHL); and esports teams through Counter Logic Gaming, a leading North American esports organization, and Knicks Gaming, an NBA 2K League franchise. MSG Sports also operates two professional sports team performance centers - the MSG Training Center in Greenburgh, NY and the CLG Performance Center in Los Angeles, CA.  More information is available at www.msgsports.com.

Non-GAAP Financial Measures
We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before (i) deferred rent expense under the arena license agreements with Madison Square Garden Entertainment Corp., (ii) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (iii) share-based compensation expense or benefit, (iv) restructuring charges or credits, (v) gains or losses on sales or dispositions of businesses, and (vi) the impact of purchase accounting adjustments related to business acquisitions. Because it is based upon operating income (loss), adjusted operating income (loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. We believe that given the length of the arena license agreements and resulting magnitude of the difference in deferred rent expense and the cash rent payments, the exclusion of deferred rent expense provides investors with a clearer picture of the Company's operating performance.
We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our Company.  Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance.  Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 5 of this release.

Forward-Looking Statements
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates, the impact of the COVID-19 pandemic and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns Communications (212) 465-6442	Ari Danes, CFA Investor Relations (212) 465-6072

Conference Call Information:
The conference call will be Webcast live today at 10:30 a.m. ET at investor.msgsports.com
Conference call dial-in number is 877-347-9170 / Conference ID Number 9269626
Conference call replay number is 855-859-2056 / Conference ID Number 9269626 until August 21, 2020

MADISON SQUARE GARDEN SPORTS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues	$(6,960)	$68,150	$603,319	$729,404
Direct operating expenses (credit)	(17,620)	34,209	359,970	440,081
Selling, general and administrative expenses	53,392	84,549	319,675	327,441
Depreciation and amortization	2,202	5,371	17,540	20,077
Operating loss	(44,934)	(55,979)	(93,866)	(58,195)
Other income (expense):
Interest income	9	309	700	1,191
Interest expense	(2,221)	(1,338)	(4,461)	(4,970)
Miscellaneous (income) expense, net	(105)	(151)	(421)	1,333
Loss from continuing operations before income taxes	(47,251)	(57,159)	(98,048)	(60,641)
Income tax benefit (expense)	(31,725)	19,676	(20,593)	12,619
Loss from continuing operations	(78,976)	(37,483)	(118,641)	(48,022)
Income (loss) from discontinued operations, net of taxes	(185)	(36,257)	(66,089)	57,149
Net income (loss)	(79,161)	(73,740)	(184,730)	9,127
Less: Net loss attributable to nonredeemable noncontrolling interests	(642)	(509)	(2,342)	(2,300)
Net income (loss) attributable to Madison Square Garden Sports Corp.’s stockholders	$(78,519)	$(73,231)	$(182,388)	$11,427

Basic
Continuing operations	$(3.26)	$(1.56)	$(4.86)	$(1.92)
Discontinued operations	$(0.01)	$(1.52)	$(2.76)	$2.40
Basic earnings (loss) per common share attributable to Madison Square Garden Sports Corp.’s stockholders	$(3.27)	$(3.08)	$(7.62)	$0.48

Diluted
Continuing operations	$(3.26)	$(1.56)	$(4.86)	$(1.91)
Discontinued operations	$(0.01)	$(1.52)	$(2.76)	$2.39
Diluted earnings (loss) per common share attributable to Madison Square Garden Sports Corp.’s stockholders	$(3.27)	$(3.08)	$(7.62)	$0.48

Basic weighted-average number of common shares outstanding	24,025	23,793	23,942	23,767
Diluted weighted-average number of common shares outstanding	24,025	23,793	23,942	23,900

MADISON SQUARE GARDEN SPORTS CORP.

ADJUSTMENTS TO RECONCILE OPERATING LOSS TO
ADJUSTED OPERATING INCOME (LOSS)
(Unaudited)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating income (loss) as described in this earnings release:

•	Deferred rent expense. This adjustment eliminates the impact of the non-cash portion of lease expense associated with the arena license agreements with Madison Square Garden Entertainment Corp.

•
Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under our employee stock plan and non-employee director plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

•	Purchase accounting adjustments. This adjustment eliminates the impact of various purchase accounting adjustments related to the CLG acquisition.

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2020	2019	2020	2019	Pro Forma 2019(1)
Operating income (loss)	$(44,934)	$(55,979)	$(93,866)	$(58,195)	$25,351
Deferred rent expense	—	—	—	—	29,963
Share-based compensation	9,134	12,296	48,693	49,113	19,935
Depreciation and amortization(2)	2,202	5,371	17,540	20,077	20,077
Other purchase accounting adjustments	17	50	167	200	200
Adjusted operating income (loss)	$(33,581)	$(38,262)	$(27,466)	$11,195	$95,526

(1) Pro forma results are derived from the Company’s unaudited pro forma condensed combined financial statements included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 23, 2020 and reflect adjustments related to the spin-off of MSG Entertainment, as well as certain adjustments that are incremental to those related to the spin-off, as if the spin-off had occurred on July 1, 2018. The unaudited pro forma condensed combined financial statements have been derived from the Company’s historical consolidated financial statements and reflect certain assumptions and adjustments that management believes are reasonable under the circumstances and given the information available at that time. The unaudited pro forma condensed combined financial statements have been provided for illustrative and informational purposes only and are not intended to represent or be indicative of what the Company’s results of operations would have been had the Company operated historically as an independent organization from MSG Entertainment, or if the spin-off and other transactions described therein had occurred on July 1, 2018. The unaudited pro forma condensed combined financial statements also should not be considered representative of the Company’s future consolidated results of operations. The unaudited pro forma condensed combined financial statements should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes.
(2) Includes depreciation and amortization related to purchase accounting adjustments.

MADISON SQUARE GARDEN SPORTS CORP.

CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	June 30,
	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$77,852	$4,317
Restricted cash	12,821	21,519
Accounts receivable, net	7,403	15,542
Net related party receivables	135	—
Prepaid expenses	20,634	21,409
Other current assets	9,433	6,371
Current assets of discontinued operations	—	1,344,190
Total current assets	128,278	1,413,348
Property and equipment, net	39,597	31,270
Right-of-use lease assets	718,051	—
Amortizable intangible assets, net	2,754	6,315
Indefinite-lived intangible assets	112,144	112,144
Goodwill	226,955	226,955
Other assets	6,019	5,891
Non-current assets of discontinued operations	—	1,967,867
Total assets	$1,233,798	$3,763,790

MADISON SQUARE GARDEN SPORTS CORP.

CONSOLIDATED BALANCE SHEETS (continued)
(In thousands, except per share data)
(Unaudited)

	June 30,
	2020	2019
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current Liabilities:
Accounts payable	$2,301	$1,035
Net related party payables	17,952	209
Accrued liabilities:
Employee related costs	71,451	77,514
Other accrued liabilities	33,071	123,688
Operating lease liabilities, current	39,131	—
Deferred revenue	126,348	110,264
Current liabilities of discontinued operations	—	447,313
Total current liabilities	290,254	760,023
Related party payables, noncurrent	—	172
Long-term debt	350,000	—
Operating lease liabilities, noncurrent	679,053	—
Defined benefit obligations	7,014	7,049
Other employee related costs	50,027	48,274
Deferred tax liabilities, net	57,721	36,449
Other liabilities	3,164	6,696
Non-current liabilities of discontinued operations	—	198,740
Total liabilities	1,437,233	1,057,403
Commitments and contingencies
Redeemable noncontrolling interests of discontinued operations	—	67,627
Madison Square Garden Sports Corp. Stockholders’ Equity:
Class A Common stock, par value $0.01, 120,000 shares authorized; 19,466 and 19,229 shares outstanding as of June 30, 2020 and 2019, respectively	204	204
Class B Common stock, par value $0.01, 30,000 shares authorized; 4,530 shares outstanding as of June 30, 2020 and 2019	45	45
Preferred stock, par value $0.01, 15,000 shares authorized; none outstanding as of June 30, 2020 and 2019	—	—
Additional paid-in capital	5,940	2,845,961
Treasury stock, at cost, 982 and 1,219 shares as of June 30, 2020 and 2019, respectively	(167,431)	(207,790)
Retained earnings (accumulated deficit)	(43,605)	29,003
Accumulated other comprehensive income (loss)	(2,139)	(46,923)
Total Madison Square Garden Sports Corp. stockholders’ equity	(206,986)	2,620,500
Nonredeemable noncontrolling interests	3,551	18,260
Total equity	(203,435)	2,638,760
Total liabilities, redeemable noncontrolling interests and equity	$1,233,798	$3,763,790